Exhibit (h)(115)

FEE WAIVER LETTER

GRANDEUR PEAK GLOBAL ADVISORS, LLC

136 S. Main Street, Suite 720

Salt Lake City, UT 84101

June 12, 2018

Mr. Edmund J. Burke

Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Grandeur Peak Global Opportunities Fund, Grandeur Peak International Opportunities Fund, Grandeur Peak Global Reach Fund, Grandeur Peak Emerging Markets Opportunities Fund, Grandeur Peak Global Stalwarts Fund, Grandeur Peak International Stalwarts Fund and Grandeur Peak Global Micro Cap Fund (the “Funds”), each a Series of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms the agreement of Grandeur Peak Global Advisors, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Funds.

With respect to the Funds’ Investor Class, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A, exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed 1.75%, 1.75%, 1.60%, 1.95%, 1.35% and 1.35%, respectively, of each of the Grandeur Peak Global Opportunities Fund, Grandeur Peak International Opportunities Fund, Grandeur Peak Global Reach Fund’s, Grandeur Peak Emerging Markets Opportunities Fund’s, Grandeur Peak Global Stalwarts Fund’s and Grandeur Peak International Stalwarts Fund’s average daily net assets through August 31, 2019, the Adviser will reduce the fee payable with respect to the applicable Fund to the extent of such excess, and/or shall reimburse the applicable Fund (or class as applicable) by the amount of such excess.

With respect to the Funds’ Institutional Class shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A, exclusive of acquired fund fees and expenses, brokerage expenses, interest expense, taxes and extraordinary expenses) exceed 1.50%, 1.50%, 1.35%, 1.70%, 1.10%, 1.10% and 2.00%, respectively, of each of the Grandeur Peak Global Opportunities Fund, Grandeur Peak International Opportunities Fund, Grandeur Peak Global Reach Fund’s, Grandeur Peak Emerging Markets Opportunities Fund’s, Grandeur Peak Global Stalwarts Fund’s, Grandeur Peak International Stalwarts Fund’s and Grandeur Peak Global Micro Cap Fund’s average daily net assets through August 31, 2019, the Adviser will reduce the fee payable with respect to the applicable Fund to the extent of such excess, and/or shall reimburse the applicable Fund by the amount of such excess.

The Adviser further agrees that such fee waivers and reimbursements for the Funds are effective as of September 1, 2018 and shall continue at least through August 31, 2019.

The Adviser will be permitted to recapture, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement or in previous letter agreements; provided, however, that such recapture payments do not cause the Fund’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture. Notwithstanding the foregoing, the Funds will not be obligated to pay any such deferred fees and expenses more than three years after the date on which the fee and expenses were deferred.

In addition to the foregoing contractual arrangements, the Adviser has voluntarily agreed, effective September 1, 2018, to waive, with respect to the Grandeur Peak Global Opportunities Fund and the Grandeur Peak International Opportunities Fund only, annual management fees to the extent such fees exceed 1.10% on assets above $500 million (the annual management fee rate with respect to such funds will remain 1.25% on the first $500 million in assets). In addition, the Adviser has also voluntarily agreed, effective September 1, 2018, to waive, with respect to the Grandeur Peak Emerging Markets Opportunities Fund only, annual management fees to the extent such fees exceed 1.20% on all assets above $400 million (the annual management fee rate with respect to the Fund will remain 1.35% on the first $400 million in assets). These voluntary arrangements may be terminated at any time by the Adviser.

GRANDEUR PEAK GLOBAL ADVISORS, LLC

By:	/s/ Eric Huefner
Name:	Eric Huefner
Title:	President

Acknowledge and accepted by:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

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